CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLIANCE DATA SYSTEMS CORPORATION

* * * * *

ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of ALLIANCE DATA SYSTEMS CORPORATION (the “Corporation”), resolutions were duly adopted setting forth proposed amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by adding a new “Article III.A.5” so that, as amended, said Article III.A. shall be and read as follows:

ARTICLE III

A.           COMMON STOCK.

1.              General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of preferred stock.

2.              Voting.  Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder with respect to each matter submitted to the stockholders of the Corporation for a vote at a meeting of stockholders of the Corporation or by written consent in lieu of a meeting.  There shall be no cumulative voting.

3.              Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any dividend rights of any then outstanding shares of any series of preferred stock.

4.              Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights of the Corporation available for distribution its stockholders, subject to the rights of any then outstanding shares of any series of preferred stock.

5.              Special Meetings.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called by:

(a)	The chief executive officer or president of the Corporation;

(b)	The secretary of the Corporation pursuant to a resolution adopted by a majority of the Whole Board (as defined below) stating the purpose or purposes of the proposed meeting; or

(c)
The secretary of the Corporation upon the request of stockholders of record holding in the aggregate not less than twenty-five percent (25%) of the then outstanding shares of common stock of the Corporation entitled to vote, provided the  request is in proper form as required in the bylaws of the Corporation or as otherwise required by applicable law.

“Whole Board” shall mean the total number of directors constituting the board of directors of the Corporation pursuant to the terms of Section 3.2 of the bylaws without regard to any current vacancies.

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “Article V” so that, as amended, said Article V shall be and read as follows:

ARTICLE V

1.           Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

2.           Until the election of directors at the 2013 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III and the assignment of directors among classes shall be as set forth in the Corporation’s annual proxy statement filed with the Securities and Exchange Commission on April 20, 2012. Beginning with any director elected at the 2013 annual meeting of stockholders, each director whose term is expiring shall be elected for a term of one year. Any director who was elected for a three-year term prior to the 2013 annual meeting of stockholders (each, a "Continuing Classified Director") shall serve the remaining duration of his or her three-year term. Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Upon the expiration or earlier termination due to death, resignation or removal of the term of a Continuing Classified Director, each elected, or appointed, as the case may be successor for such director shall be elected, or appointed, as the case may be for a one-year term. No decrease in the authorized number of directors shall shorten the term of any Continuing Classified Director.

3.           The number of directors of the Corporation shall not be less than six nor more than twelve, the exact number of directors to be such number as may be set from time to time within the limits set forth above by resolution adopted by affirmative vote of a majority of the Board of Directors.

4.           Any director may be removed at any annual or special stockholders’ meeting upon the affirmative vote of the holders of more than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him or her, delivered to him or her personally or by mail at his or her last known address at least ten days prior to the date of the stockholders’ meeting.

5.           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt the bylaws of the Corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware  on June 6, 2013 the necessary number of shares as required by statute were voted in favor of each of the amendments.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Cynthia L. Hageman, its Assistant Secretary, this 6th day of June, 2013.

ALLIANCE DATA SYSTEMS CORPORATION

By:      /s/Cynthia L. Hageman
Cynthia L. Hageman
Assistant Secretary